STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION

(Pursuant to Sections 242(a)(1) and 242(b)(1) of the General Corporation Law of the State of Delaware)

Mateon Therapeutics, Inc. (the "*Company*"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "*DGCL*"), does hereby certify as follows.

1. The name of this Company is Mateon Therapeutics, Inc.

2. This Company was originally incorporated pursuant to the DGCL on July 9, 1992, under the name Oxigene, Inc.

3. Pursuant to Section 141(f) of the DGCL, the board of directors of the Company (the "*Board*") have duly and anonymously adopted written resolutions proposing to amend the Certificate of Incorporation of this Company, declaring said amendment to be advisable and in the best interests of this Company and its stockholders, for which the Board resolution setting forth the proposed amendment is as follows:

> **NOW THEREFORE, BE IT RESOLVED,** that after careful consideration, the Board deems it advisable and has determined that it is in the best interest of the Company and its shareholders to amend the Certificate of Incorporation to change the name of the Company from "Mateon Therapeutics, Inc." to "Oncotelic Therapeutics, Inc.";
>
> **FURTHER RESOLVED**, that the Certificate of Incorporation of the Company be amended by changing Article 1 thereof so that, as amended, Article 1 shall be and read as follows:
>
> > 1. The name of this corporation is Oncotelic Therapeutics, Inc. (the "*Corporation*").

4. The amendment to the Company's Certificate of Incorporation approved by the Board, as set forth herein, does not need to be duly adopted by the shareholders of the Company as this Certificate of Amendment only amends the name of the Company, in accordance with Sections 242(a)(1) and 242(b)(1) of the DGCL.

5. That the amendments within this Certificate of Amendment to the Certificate of Incorporation, made to this Company's Certificate of Incorporation, shall become effective immediately upon the filing of this certificate of amendment.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Company on this 24th day of September, 2020.

By:______________________

Vuong Trieu, Chief Executive Officer